Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Green Plains Holdings LLC, the general partner of Green Plains Partners LP
and
Unitholders of Green Plains Partners LP:

We consent to the incorporation by reference in the registration statement (No. 333-205413) on Form S-8 of Green Plains Partners LP and subsidiaries (the partnership) of our report dated May 12, 2016, with respect to the consolidated balance sheets of Green Plains Partners LP as of December 31, 2015 and 2014, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2015, and all related financial statement schedules, which report appears in the Current Report on Form 8-K of Green Plains Partners LP and subsidiaries dated May 12, 2016.

Our report dated May 12, 2016, contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, the partnership recognized the assets and liabilities transferred on July 1, 2015, and January 1, 2016, at the parent’s historical cost basis.  Such assets and liabilities and the associated expenses are reflected retroactively.

/s/ KPMG LLP

Omaha, Nebraska
May 12, 2016